Levi Strauss & Co. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Aida Orphan	Media Contact:	Elizabeth Owen
	Levi Strauss & Co.		Levi Strauss & Co.
	(415) 501-6194		(415) 501-7777
	Investor-relations@levi.com		newsmediarequests@levi.com

Levi Strauss & Co. Announces Strategic Leadership Changes to Accelerate Its Shift to a Best-in-Class, Denim Lifestyle Retailer

SAN FRANCISCO, CA (February 11, 2025) – Levi Strauss & Co. (LS&Co.) (NYSE: LEVI) today announced a series of strategic leadership changes aimed at accelerating the company’s shift to become a best-in-class omnichannel retailer. These changes are designed to realize the full potential of the company’s iconic Levi’s® brand and products, improve the company’s speed and agility, and further its commitment to consumer obsession and innovation. These actions will streamline decision-making, drive operational excellence and align the company’s structure with its strategic priorities.

“Over the past year, we’ve made bold moves to transform Levi Strauss & Co. into a world-class denim lifestyle retailer, and we’re seeing the results,” said Michelle Gass, president and CEO of Levi Strauss & Co. “We believe success is built on clarity of purpose and the ability to adapt, and that’s exactly what we’re doing — aligning our structure with our strategy to drive sustainable, profitable growth. We have built a team that is agile, focused and ready to execute on our strategies while keeping our consumer at the heart of it all. By putting our fans at the center of every decision, we are shaping Levi’s ® not just as the denim leader but as an iconic lifestyle brand for generations to come.”

Key Organizational Changes

•	Karyn Hillman’s role as Chief Product Officer has been expanded to include Merchandising in addition to Design. Hillman is now responsible for the overall vision, priorities and roadmap for Levi’s® products and the brand. The architect of the Levi’s® design aesthetic, Hillman is a veteran merchant with more than three decades of design and merchandising experience who has had a successful track record in building global brands, creating compelling and innovative product assortments, optimizing go-to-market strategies and driving results.
•	Jason Gowans’s role also has expanded, and he is now the company’s Chief Digital and Technology Officer. Gowans will oversee both the digital and enterprise technology functions, which will help the company streamline processes and unify data, enhancing LS&Co.’s digital capabilities and operational excellence across all of our platforms.
•	Harmit Singh’s role as Chief Financial and Growth Officer has expanded to include oversight of LS&Co.’s Transformation program to accelerate improvements in the company’s structural economics, supporting our growth and profitability goals. Singh will also lead the expansion of the shared services model, building global talent hubs around the world.
•	Gianluca Flore, Chief Commercial Officer, has expanded his scope and will now oversee Licensing and Planning, which will drive tighter alignment between sales and inventory, directive assortment and accountability for inventory management.
•	Bernard Bedon has been appointed as Chief Human Resources Officer, effective March 3. Bedon will report to Gass and will join the company’s executive leadership team. Bedon has nearly 30 years of HR experience and is known for leading complex global change initiatives, effectively building and developing high-performing teams and supporting strong performance through transformations. Bedon joins LS&Co. from Nike, where he most recently served as lead human resources business partner (HRBP) for the company and was responsible for supporting more than 81,000 employees across the enterprise. In his role, he also served as lead HRBP for Nike’s Consumer & Marketplace team, the Global Sales team and the Jordan and Converse brands.
•	Liz O’Neill, Chief Operations Officer, has announced her intention to retire from LS&Co. after nearly 12 years. To further streamline the company’s structure and ways of working, the Chief Operations Officer position will be replaced with a new Chief Supply Chain Officer, who will be responsible for supply chain agility, improving service levels, fostering innovation and optimizing our cost structure.

These organizational changes are designed to align LS&Co.’s structure with its strategy while unlocking speed, reducing complexity and fostering innovation to better serve consumers and drive profitable, sustainable long-term growth.

About Levi Strauss & Co.

Levi Strauss & Co. (LS&Co.) is one of the world's largest brand-name apparel companies and a global leader in jeanswear. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi's®, Levi Strauss Signature™, Denizen®, Dockers® and Beyond Yoga® brands. Its products are sold in approximately 120 countries worldwide through a combination of chain retailers, department stores, online sites, and a global footprint of approximately 3,400 retail stores and shop-in-shops. Levi Strauss & Co.'s reported 2024 net revenues were $6.4 billion. For more information, go to http://levistrauss.com, and for financial news and announcements go to http://investors.levistrauss.com.

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